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                     February 2, 2021

       R. Scott Blackley
       Chief Financial Officer
       Capital One Financial Corp.
       1680 Capital One Drive
       McLean, Virginia 22102

                                                        Re: Capital One
Financial Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 1-13300

       Dear Mr. Blackley:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance